Putnam Global Financials Fund 8/31/12

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1 (000s omitted)	Class A    73
			Class B     2
      			Class C    35
      			Class M     1


72DD2 (000s omitted)	Class R     4
			Class Y    14



73A1			Class A	0.146
			Class B	0.065
			Class C	0.143
			Class M	0.122

73A2			Class R	0.128
			Class Y	0.173

74U1	(000s omitted)	Class A   452
			Class B    34
			Class C   251
			Class M     7

74U2	(000s omitted)	Class R    32
			Class Y   112

74V1			Class A	10.65
			Class B	10.53
			Class C	10.45
			Class M	10.58

74V2			Class R	10.58
			Class Y	10.67


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.
Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.